EXHIBIT 99.1

Contact:	Kevin F. Krenzke
Vice President – Finance
832.601.6197
kevin.krenzke@usoncology.com

US Oncology Reports Second Quarter 2008 Results

HOUSTON, TX, August 7, 2008 – US Oncology, Inc. (“US Oncology” or “the Company”), one of the nation’s largest cancer care services companies, reported revenue of $829.2 million, EBITDA of $56.9 million, Adjusted EBITDA of $57.4 million, net income of $3.2 million and operating cash flow of $(8.6) million for the three months ended June 30, 2008. For the six months ended June 30, 2008, US Oncology reported EBITDA of $(272.2) million, Adjusted EBITDA of $109.6 million, net loss of $374.8 million and operating cash flow of $42.2 million.

US Oncology Second Quarter Results

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Adjusted EBITDA for the second quarter of 2008 was $57.4 million, compared to $53.0 million for the second quarter of 2007 and $52.2 million for the first quarter of 2008. The increase from the second quarter of 2007 reflects an increase in patient visits at practices affiliated under comprehensive service agreements (“CSA”) and growth in the number of physicians affiliated under oncology pharmaceutical service (“OPS”) agreements since the end of the second quarter of 2007 partially offset by reduced utilization of supportive care drugs. The increase from the previous quarter reflects earnings growth in each of our primary operating segments.

•

Cash used for operations in the second quarter of 2008 was $(8.6) million, compared to cash generated by operations of $70.6 million for the second quarter of 2007 and $50.9 million for the first quarter of 2008. The decrease in operating cash flow from the second quarter of 2007 reflects payments made under new generic drug inventory management programs, as well as higher working capital requirements associated with increasing network volumes. The decrease from the first quarter of 2008 is due to increased payments for inventory and the distribution of pharmaceutical rebates to physicians, partially offset by lower semi-annual interest payments which were due on the indebtedness of US Oncology in the first quarter of 2008.

•

During the second quarter, 21 physicians began practicing as part of the US Oncology network and 48 physicians separated from the network. Separations include a 32 physician practice that had been affiliated under an OPS agreement, as well as 16 physicians that retired or otherwise left practices that remain affiliated with the Company.

•

As of June 30, 2008, 62 physicians had executed agreements to join the US Oncology network under comprehensive service and OPS agreements and are expected to begin practicing under these agreements in 2008. An additional 4 physicians signed either comprehensive service or OPS agreements during the month of July to join the US Oncology network. Also, as of June 30, three integrated cancer centers and two radiation-only cancer centers were under construction. During the second quarter of 2008, two integrated cancer centers were opened and began providing patient care.

•

On July, 15, 2008, Congress enacted the Medicare Improvements for Patients and Providers Act of 2008. As a result, the mid-year 2008 Medicare Physician Fee Schedule (“MPFS”) rate reduction of 10.6 percent was retroactively replaced with the fee schedule rates in effect from January – June, 2008, which reflected a 0.5 percent increase from 2007 rates. This rate will remain in effect through December 31, 2008 when an additional 1.1 percent increase to the MPFS will take effect on January 1, 2009.

Bruce Broussard, chief executive officer, stated, “Our revenue growth is reflective of the company’s success in three strategic areas: increasing patient access to the US Oncology system; expanding into new services synergistic to our size and scale; and broadening our relationships with key customers: physicians, manufacturers and payers.

Examples of our success in these areas include:

•

Growth in annual network volume from 550,000 patients in 2005 to over 630,000 patients currently as a result of successful development and expanded marketing and sales efforts, combined with our focus on increased productivity supported by lean six-sigma programs.

•	Expansion of our prostate center of excellence through the continued incorporation of urologists into existing markets.

•

Earnings growth of 16 percent in our pharmaceutical services segment, as a result of broadening our offerings in data services, distribution center services, specialty pharmacy and patient assistance programs.

Further, consistent with our commitment to an integrated approach to cancer care, we will soon be announcing a national program for payers focused on delivering high-quality care in a more cost-effective manner through packaging of services, including compliance with evidence-based clinical pathways, care monitoring and end of life planning.

Our vision is to be the leading cancer care services company by assisting our customers in advancing quality, accessible cancer care with the most cost-effective treatments through an integrated delivery system. The results of this quarter demonstrate the value of this vision and our progress toward its realization.”

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the second quarter of 2008 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q2 2008	Q2 2007	% Change		Q1 2008	% Change

Revenue
Medical oncology services	$559.3	$522.8	7.0		$552.8	1.2
Cancer center services	92.2	89.4	3.1		90.1	2.3
Pharmaceutical services	637.3	573.5	11.1		610.6	4.4
Research and other	14.6	14.0	4.3		13.0	12.3
Eliminations(1)	(474.2)	(446.3)	(6.3)		(455.9)	(4.0)

Total	$829.2	$753.4	10.1		$810.6	2.3

Operating income (loss)
Medical oncology services	$20.7	$19.9	4.0		$18.6	11.3
Cancer center services	22.2	24.7	(10.1)		21.8	1.8
Pharmaceutical services	25.0	20.2	23.8		21.4	16.8
Research and other	(0.9)	0.1	nm	(4)	(1.0)	10.0
Corporate costs(2)	(36.0)	(33.7)	(6.8)		(35.0)	(2.9)
Impairment and restructuring charges(3)	(0.5)	—	nm	(4)	(381.3)	nm	(4)

Total	$30.5	$31.2	(2.2)		$(355.5)	nm	(4)

EBITDA
Medical oncology services	$20.7	$19.9	4.0		$18.6	11.3
Cancer center services	31.8	34.5	(7.8)		31.1	2.3
Pharmaceutical services	26.3	21.4	22.9		22.7	15.9
Research and other	(0.7)	0.2	nm	(4)	(0.9)	22.2
Corporate costs(2)	(20.7)	(23.0)	10.0		(19.4)	(6.7)
Impairment and restructuring charges(3)	(0.5)	—	nm	(4)	(381.3)	nm	(4)

Total	$56.9	$53.0	7.4		$(329.2)	nm	(4)

Adjusted EBITDA(3)	$57.4	$53.0	8.3		$52.2	10.0
Net income (loss)	$3.2	$2.4	33.3		$(378.1)	nm	(4)
Operating cash flow	$(8.6)	$70.6	nm	(4)	$50.9	nm	(4)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(3)	Impairment and restructuring charges and other expense are excluded from Adjusted EBITDA.
(4)	Not meaningful.

Medical Oncology Services

In the second quarter of 2008, medical oncology services revenue was $559.3 million, an increase of $36.5 million, or 7.0 percent, from the second quarter of 2007. The revenue increase reflects an increase in daily visits and growth in our network of affiliated medical oncologists. Partially offsetting the increase in daily visits was a reduction in the utilization of supportive care drugs as described more fully under “Contingencies and Risks”. Compared to the second quarter of 2007, EBITDA increased $0.8 million as increased revenue was offset by a reduction in earnings from the use of supportive care drugs, increased supportive care drug costs that became effective in the first quarter of 2008, and management fee reductions due to contractual amendments in 2007. We monitor the terms of our management service agreements to assess whether they are appropriate when considering practice growth and market conditions. On occasion, we may agree to reduce our management fees to provide a platform for sustained growth, create alignment of mutual interests and encourage support of our other service offerings.

Compared to the first quarter of 2008, medical oncology services revenue increased $6.5 million, or 1.2 percent, and EBITDA increased $2.1 million from the first quarter of 2008, which reflects an increase in daily visits and a slight reduction in contractual allowances from 62.7 percent in the first quarter compared to 62.6 percent in the second quarter.

Cancer Center Services

Cancer center services revenue in the second quarter of 2008 was $92.2 million, an increase of $2.8 million, or 3.1 percent, which reflects increased diagnostic scans and a continued shift toward advanced targeted radiation therapies when compared to the same period in the prior year. EBITDA in the second quarter of 2008 was $31.8 million, a decrease of $2.7 million, or 7.8 percent, from the second quarter of 2007. The decrease in EBITDA reflects management fee reductions due to contractual amendments in 2007 and increased competition in certain markets.

Second quarter cancer center services revenue increased $2.1 million, or 2.3 percent, and EBITDA increased $0.7 million, or 2.3 percent from the first quarter of 2008 reflecting revenue and earnings growth associated with the adoption of advanced radiation therapies and higher diagnostic scan volumes.

Pharmaceutical Services

Pharmaceutical services revenue in the second quarter of 2008 was $637.3 million, an increase of $63.8 million, or 11.1 percent, over the second quarter of 2007. The revenue increase is primarily due to the net addition of 83 medical oncologists affiliated through comprehensive service and OPS agreements since the close of the second quarter of 2007 as well as increased revenue from our oral oncology specialty pharmacy. The addition of physicians was partially offset by lower utilization of certain supportive care drugs. Pharmaceutical services EBITDA was $26.3 million for the second quarter of

2008, an increase of $4.9 million over the second quarter of 2007 reflecting the increase in revenue and earnings under new generic drug inventory management programs. Earnings growth was partially offset by reduced margins in our oncology pharmaceutical service offering due to shift in mix toward single source pharmaceuticals from supportive care drugs.

Pharmaceutical services revenue in the second quarter of 2008 increased $26.7 million, or 4.4 percent, and EBITDA increased $3.6 million, or 15.9 percent, from the preceding quarter. These increases reflect higher pharmaceutical volumes, improved performance fees and prompt pay discounts, the reduction of start up losses for our oral oncology specialty pharmacy, and a slight improvement in margins under our OPS agreements due to reduced credit exposure and lower bad debt expense.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $20.7 million in the second quarter of 2008, compared to $23.0 million in the second quarter of 2007 and $19.4 million in the first quarter of 2008. The decrease from the second quarter of 2007 of $2.3 million is due to the management of overhead costs, particularly in areas such as meeting expenses, advertising costs and professional fees. The increase from the first quarter of 2008 is due primarily to increased personnel costs for annual merit increases effective in the second quarter as well as higher placement fees paid to recruit personnel supporting our strategic initiatives and expanding service offerings.

Net Income (Loss)

Net income for the second quarter of 2008 was $3.2 million which represents an increase of $0.8 million over net income of $2.4 million reported in the second quarter of 2007. Contributing to the increase was a reduction in interest expense as compared to the second quarter of 2007 resulting from lower LIBOR rates.

Excluding a non-cash goodwill impairment charge in the amount of $380.0 million recorded in the first quarter of 2008, net income increased $1.3 million. The increase reflects improved operating results, as discussed previously.

Cash Flow

The Company generated $42.2 million in cash from operations during the first six months of 2008 compared to $106.9 million for the same prior year period. The decrease in operating cash flow is primarily due to higher payments for pharmaceuticals due to both increasing volumes and purchases made under new generic drug inventory management programs.

Cash used for operations in the second quarter of 2008 was $(8.6) million, compared to cash generated by operations of $70.6 million for the second quarter of 2007 and $50.9 million for the first quarter of

2008. The decrease in operating cash flow from the second quarter of 2007 reflects payments made under new generic drug inventory management programs, as well as increased working capital requirements associated with growing network volumes. The decrease from the first quarter of 2008 is due to increased payments for inventory and the distribution of pharmaceutical rebates to physicians, partially offset by lower semi-annual interest payments which were due on the indebtedness of US Oncology in the first quarter of 2008.

As of August 6, 2008, the Company had $103.6 million of cash and investments, and availability under the revolving credit facility of $133.7 million.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. In the second quarter of 2008, agreements were signed with 42 physicians to begin practicing in our network. An additional 4 physicians signed either comprehensive service or OPS agreements during July 2008 to join the US Oncology network. In the second quarter of 2008, an OPS agreement with a 32 physician multi-specialty practice, with 28 medical oncologists, was terminated as we were unable to reach mutually acceptable terms due to price competition in the market. In addition, 31 physicians have been recruited to join network practices during the third quarter of 2008.

As evidence of market acceptance of the enhanced operating efficiencies and improved patient care that can result from affiliation under our comprehensive management arrangement, during the quarter, a 16 physician OPS practice agreed to transition to such an arrangement by becoming part of an already affiliated CSA practice. We expect this transaction to be effective during the fourth quarter of 2008 and to have an immediate, positive contribution.

Organizational Changes

Today the Company also announced several organizational changes. Bruce Broussard, chief executive officer stated, “We are very excited to announce the appointment of two individuals to our senior leadership team and the election of a new director to our Board of Directors. Michael Sicuro will be joining US Oncology as our Executive Vice President and Chief Financial Officer, effective September 2. Mike has more than twenty-five years of financial and operating experience as a CFO in a variety of industries, including healthcare, technology, financial services and real estate. Most recently Mike was the Chief Financial Officer for Asyst Technologies, Inc., a publicly-traded global automation and technology company. We also welcome Steve Smith as our Senior Vice President of Research. Steve comes to us with over twenty years of increasing responsibility in the business and research sector, most recently with INC Research, Inc. Joining our Board of Directors is Ted Doster, Managing Director of Morgan Stanley. Ted brings a wealth of financial acumen to our Board, and we appreciate his willingness to serve. We also thank Bill Reiland, who is retiring from the Board, for his years of service to the Company.”

Contingencies and Risks

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are cooperating fully with the DOJ in responding to the subpoena. At the present time, the DOJ has not made any allegation of wrongdoing on the part of the Company. We cannot, however, provide assurance that such an allegation or litigation will not result from this investigation. While we believe that the Company is operating and has operated its business in compliance with the law, including with respect to the matters covered by the subpoena, we cannot provide assurance that the DOJ will not make a determination that wrongdoing has occurred. In addition, we have devoted significant resources to responding to the DOJ subpoena and anticipate that such resources will be required on an ongoing basis to fully respond to the subpoena.

The Company has also received requests for information relating to class action litigation against pharmaceutical manufacturers relating to alleged manipulation of Average Wholesale Price (“AWP”) and alleged inappropriate marketing practices with respect to AWP.

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and Adjusted EBITDA, respectively, for the first quarter of 2006. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, we were unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At June 30, 2008, the total amount owed to us for those receivables of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue claims for those receivables and for costs we incurred as a result of termination of this service agreement and the related litigation. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take several years.

During March 2007, the Company became aware that it and one of its affiliated practices was the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations were contained in a qui tam complaint, filed on a confidential basis with a United States federal court. The DOJ has determined that it will not intervene in the suit and the lawsuit has been dismissed.

On July 30, 2008, the United States Food and Drug Administration (“FDA”) published a preliminary new label for the certain supportive care drugs (Erythropoiesis-Stimulating Agents (“ESA’s”) drugs Aranesp and Procrit). This action was taken in response to the July 30, 2007 national coverage decision (“NCD”)

by the Centers for Medicare and Medicaid Services (“CMS”) establishing criteria for reimbursement by Medicare for the ESA usage. Unlike the NCD from CMS, the amended label applies to all patients and payers. Additionally, a Risk Evaluation and Mitigation Strategy (“REMS”) is expected to be filed with the FDA on August 20, 2008. The REMS is expected have additional patient consent/education requirements, medical guides and physician registration procedures. The REMS process will be required in order for physicians to be approved to order and dispense ESA’s to their patients.

The draft label will be effective as of August 14, 2008, unless ESA manufacturers appeal the label. An appeal could extend the process for up to 30 days.

The draft changes the labeled use of ESA’s in the following areas:

•	ESA’s are “not indicated” for patients receiving chemotherapy when the anticipated outcome is a cure.

•	ESA therapy should not be initiated when hemoglobin levels are ≥ 10 grams per deciliter (“g/dL”).

•	References in the labeling to an upper limit of 12 g/dL have been removed.

The FDA did not follow the Oncology Drug Advisory Committee recommendations to limit ESA’s in head/neck and breast cancers, or any other tumor type. In addition, affiliated physicians have already changed or are changing their ESA prescribing patterns as a result of the concerns raised over the past eighteen months and many of those prescribing patterns may already be consistent with the new draft label. Because application of the FDA label requires clinical determinations in connection with the administration of ESA’s, and we do not make clinical decisions for affiliated physicians, analysis of the financial impact of the FDA action is a complex process and continues to be closely monitored.

During the second quarter of 2008, $8.6 million of the Company’s Adjusted EBITDA was attributable to utilization of ESA’s by our network physicians.

Results of US Oncology Holdings, Inc.

The results of US Oncology exclude those of its parent company, US Oncology Holdings, Inc. (“Holdings”). US Oncology conducts all substantive operations and, with the exception of nominal administrative expenses and items related to capitalization, the results of Holdings are substantially identical to those of US Oncology. Holdings reported EBITDA of $56.9 million, Adjusted EBITDA of $57.3 million, net income of $7.1 million and operating cash flow of $(8.6) million for the quarter ended June 30, 2008. For the six months ended June 30, 2008, Holdings reported EBITDA of $(272.3) million, Adjusted EBITDA of $109.5 million, net loss of $390.2 million and operating cash flow of $42.2 million. The operating results of US Oncology and Holdings are reconciled below (in millions).

		Q2 2008	Q2 2007	Q1 2008

US Oncology Net Income (Loss)		$3.2	$2.4	$(378.1)

Add back:	General and administrative expense	—	(0.1)	—
	Other income (expense)	14.3	—	(16.0)
	Interest expense	(10.0)	(11.1)	(12.1)
	Effective tax rate differential	(0.4)	8.4	8.8

Holdings Net Income (Loss)		$7.1	$(0.4)	$(397.4)

Compared to the second quarter of 2007 and first quarter of 2008, other income (expense), which relates primarily to changes in fair value of the Holdings interest rate swap, increased by $14.3 million and $30.3 million, respectively. During the second quarter of 2008, increasing LIBOR rates resulted in a non-cash $14.3 million (pre-tax) favorable change in the fair value of the interest rate swap as Holdings receives variable rate payments from the counterparty. During the second quarter of 2007, the interest rate swap was accounted for as a cash flow hedge and changes in its value were not reported in the operating results of Holdings. Declining LIBOR rates during the first quarter of 2008 resulted in a non-cash $16.0 million charge during that quarter.

Although cash flow hedge accounting is no longer applied to the interest rate swap, the Company believes the swap, economically, remains a hedge against the variability of interest payments on the portion of Holdings’ indebtedness that is serviced with cash interest and on a portion of the interest due on US Oncology’s variable rate senior secured credit facility. Because the interest rate swap is not accounted for as a cash flow hedge, changes in the fair value of the instrument are reported currently in earnings. The non-cash impact on the interest rate swap is excluded from Adjusted EBITDA.

As of June 30, 2008, Holdings outstanding indebtedness amounted to $1,519.2 million and an additional $8.9 million is expected to be issued on September 15, 2008 as a result of electing to settle 50 percent of the interest due on that date in kind. On or before September 10, 2008, the Company must make its election to service interest due March 15, 2009 and, based on current projections, the Company expects to elect to settle interest for that semi-annual interest period 100 percent in kind.

Based upon continued uncertainty surrounding ESA utilization, including with respect to physician utilization practices and other factors, the Company is not currently in a position to issue revised guidance for 2008. The Company and US Oncology will broadcast the 2008 second quarter financial results by conference call on August 7, 2008 at 10:00 A.M. Central Daylight Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas works closely with physicians, manufacturers and payers to identify and deliver innovative services that enhance patient access to advanced cancer care. US Oncology supports one of the nation’s foremost cancer treatment and research networks accelerating the availability and use of evidence-based medicine and shared best practices.

US Oncology’s expertise in supporting every aspect of the cancer care delivery system – from drug development to treatment and outcomes measurement, enables the company to help increase the efficiency and safety of cancer care. US Oncology is affiliated with 1,220 physicians operating in 480 locations, including 92 radiation oncology facilities in 39 states. For more information, visit the company’s Web site, www.usoncology.com.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement, such as reimbursement for ESA’s, and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, including whether such payers adopt coverage guidelines regarding ESA’s or pharmaceutical reimbursement methodologies that are similar to Medicare coverage, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation), minority interest expense and other income (expense). EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financial statements. A reconciliation of Adjusted EBITDA to operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q2 2008	Q2 2007	% Change	Q1 2008	% Change

Physician Summary:
CSA Affiliations
Medical oncologists	739	695	6.3%	743	(0.5)%
Radiation oncologists	154	148	4.1	154	—
Other physicians	58	49	18.4	54	7.4

Total CSA physicians	951	892	6.6	951	—

OPS physicians	269	230	17.0	296	(9.1)

Total physicians	1,220	1,122	8.7	1,247	(2.2)

Daily Operating Statistics:
Medical oncology visits (1)	10,840	10,040	8.0	10,572	2.5
Radiation treatments/ diagnostic scans (2)(4)	3,721	3,651	1.9	3,685	1.0

Daily Same Store Statistics:
Medical oncology visits (1)	10,136	9,674	4.8	9,872	2.7
Radiation treatments/ diagnostic scans (2)(4)	3,641	3,574	1.9	3,601	1.1

Other Statistics:
Radiation oncology facilities(3)(4)	92	90	2.2	91	1.1

Linear accelerators	118	114	3.5	117	0.9

PET systems	35	35	—	34	2.9

New patients enrolled in research studies during the period	919	708	29.8	996	(7.7)

Accounts receivable days outstanding	34	35	(2.9)	34	—

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities at CSA practices.
(3)	The second quarter of 2008 includes 80 integrated cancer centers and 12 radiation-only facilities, while the second quarter of 2007 includes 79 integrated cancer centers and 11 radiation-only facilities. The first quarter of 2008 includes 79 integrated cancer centers and 12 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended June 30,		Three Months Ended March 31, 2008
	2008	2007
Product revenue	$557,050	$490,559	$543,261
Service revenue	272,125	262,794	267,346

Total revenue	829,175	753,353	810,607

Cost of products	541,585	484,965	532,027

Cost of services:
Operating compensation and benefits	130,086	118,438	130,188
Other operating costs	79,438	73,952	76,796
Depreciation and amortization	18,753	17,646	18,601

Total cost of services	228,277	210,036	225,585

Total cost of products and services	769,862	695,001	757,612
General and administrative expense	21,240	23,223	19,988
Impairment and restructuring charges	464	—	381,306
Depreciation and amortization	7,130	3,896	7,153

	798,696	722,120	1,166,059

Income (loss) from operations	30,479	31,233	(355,452)

Other income (expense):
Interest expense, net	(22,433)	(24,039)	(24,200)
Minority interests	(1,017)	(615)	(715)
Other income (expense)	(2)	—	1,371

Income (loss) before income taxes	7,027	6,579	(378,996)
Income tax benefit (provision)	(3,788)	(4,144)	922

Net income (loss)	$3,239	$2,435	$(378,074)

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Product revenue	$1,100,311	$972,174
Service revenue	539,471	513,219

Total revenue	1,639,782	1,485,393

Cost of products	1,073,612	949,630

Cost of services:
Operating compensation and benefits	260,274	235,786
Other operating costs	156,234	146,745
Depreciation and amortization	37,354	35,375

Total cost of services	453,862	417,906

Total cost of products and services	1,527,474	1,367,536
General and administrative expense	41,228	43,458
Impairment and restructuring charges	381,770	7,395
Depreciation and amortization	14,283	7,261

	1,964,755	1,425,650

Income (loss) from operations	(324,973)	59,743

Other income (expense):
Interest expense, net	(46,633)	(47,845)
Minority interests	(1,732)	(1,337)
Other expense	1,369	—

Income (loss) before income taxes	(371,969)	10,561
Income tax provision	(2,866)	(6,076)

Net income (loss)	$(374,835)	$4,485

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net cash provided by operating activities	$42,225	$106,887

Cash flows from investing activities:
Proceeds from sale of property and equipment	3,747	750
Acquisition of property and equipment	(44,213)	(48,057)
Designation of restricted cash	(500)	—
Investment in unconsolidated subsidiaries	(3,123)	—
Payments made in practice affiliation transactions	(36,900)	(134)
Distributions from minority interests	810	—

Net cash used in investing activities	(80,179)	(47,441)

Cash flows from financing activities:
Repayment of advance to parent	—	(150,000)
Proceeds from other indebtedness	4,000	1,323
Net distributions to parent	—	(54,501)
Repayment of term loan	(34,937)	(5,023)
Repayment of other indebtedness	(879)	(1,855)
Debt financing costs	(103)	(153)
Distributions to minority interests	(1,832)	(1,417)
Contributions from minority interests	466	—
Proceeds from exercise of options	25	535

Net cash used in financing activities	(33,260)	(211,091)

Decrease in cash and equivalents	(71,214)	(151,645)
Cash and equivalents:
Beginning of period	149,256	281,766

End of period	$78,042	$130,121

US ONCOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and equivalents	$78,042	$149,256
Accounts receivable	355,670	318,976
Other receivables	97,251	120,285
Prepaid expenses and other current assets	19,217	22,801
Inventories	114,314	82,822
Deferred income taxes	4,260	4,260
Due from affiliates	63,047	60,295

Total current assets	731,801	758,695

Property and equipment, net	397,884	399,621
Service agreements, net	279,571	223,850
Goodwill	377,270	757,270
Other assets	68,231	69,214

	$1,854,757	$2,208,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$11,222	$38,613
Accounts payable	279,474	241,093
Due to affiliates	160,593	177,265
Accrued compensation cost	27,610	30,045
Accrued interest payable	25,385	24,949
Other accrued liabilities	46,279	44,498

Total current liabilities	550,563	556,463

Deferred revenue	7,507	8,380
Deferred income taxes	31,516	33,532
Long-term indebtedness	1,060,229	1,031,569
Other long-term liabilities	10,454	11,166

Total liabilities	1,660,269	1,641,110

Minority interests	13,855	13,217

Stockholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, issued and outstanding	1	1

Additional paid-in-capital	550,331	549,186
Retained earnings (deficit)	(369,699)	5,136

Stockholder’s equity	180,633	554,323

	$1,854,757	$2,208,650

US ONCOLOGY, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2008	June 30, 2007	March 31, 2008	June 30, 2008	June 30, 2007
Net income (loss)	$3,239	$2,435	$(378,074)	$(374,835)	$4,485
Add back:
Interest expense, net	22,433	24,039	24,200	46,633	47,845
Income tax (benefit) provision	3,788	4,144	(922)	2,866	6,076
Depreciation and amortization	25,883	21,542	25,754	51,637	42,636
Amortization of stock compensation	565	201	555	1,120	461
Minority interest expense	1,017	615	715	1,732	1,337
Other (income) expense	2	—	(1,371)	(1,369)	—

EBITDA	56,927	52,976	(329,143)	(272,216)	102,840
Plus:
Impairment and restructuring charges	464	—	381,306	381,770	7,395

Adjusted EBITDA	57,391	52,976	52,163	109,554	110,235

Changes in assets and liabilities	(39,853)	43,527	24,039	(15,814)	51,343
Deferred income tax provision (benefit)	44	2,242	(2,060)	(2,016)	(770)
Interest expense, net	(22,433)	(24,039)	(24,200)	(46,633)	(47,845)
Income tax benefit (provision)	(3,788)	(4,144)	922	(2,866)	(6,076)

Net cash provided by (used in) operating activities	$(8,639)	$70,562	$50,864	$42,225	$106,887